Exhibit 99.1

MARTIN MARIETTA REPORTS THIRD-QUARTER 2020 RESULTS

Establishes New Quarterly Records for Consolidated and Aggregates Gross Margin

Third-Quarter Gross Profit of $405 Million; Record Year-to-Date Gross Profit of $927 Million

Increased Pricing and Disciplined Cost Management Helped Offset Shipment Declines

6.5 Percent Growth in Aggregates Unit Profitability

RALEIGH, N.C. (October 29, 2020) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the third quarter ended September 30, 2020.

Highlights include:

	Quarter Ended September 30,
($ in millions, except per share)	2020	2019
Total revenues [1]	$1,321.4	$1,420.2
Products and services revenues [2]	$1,240.7	$1,323.2
Building Materials business	$1,185.5	$1,263.9
Magnesia Specialties business	$55.2	$59.3
Gross profit	$404.5	$420.6
Earnings from operations [4]	$400.6	$345.3
Net earnings attributable to Martin Marietta [5]	$294.4	$248.6
Adjusted EBITDA [3,4]	$501.7	$439.1
Earnings per diluted share [5]	$4.71	$3.96

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

Earnings before interest; income taxes; depreciation, depletion and amortization; and the earnings/loss from nonconsolidated equity affiliates, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

[4]	2020 earnings from operations and Adjusted EBITDA included $69.9 million of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.
[5]

2020 net earnings attributable to Martin Marietta and earnings per diluted share included $54.1 million, or $0.87 per diluted share, of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “Building on our strong business execution in the first half of the year, Martin Marietta again delivered outstanding financial and operational performance. The Company expanded consolidated gross margin 100 basis points to 30.6 percent, a new record, and generated Adjusted EBITDA of $501.7 million (inclusive of nonrecurring gains) in the third quarter. Increased pricing across all product lines and disciplined cost management helped offset the anticipated decrease in shipment volumes driven by the COVID-19 pandemic. As part of our stated aim and strategy to capture value from excess, nonoperating properties, we sold certain non-core land and assets, generating a record $69.9 million in gains. We also achieved record year-to-date profitability, as measured by both gross profit and Adjusted EBITDA, and the best safety performance in Martin Marietta’s history. These results demonstrate the resiliency of our business and our team’s commitment to operational and financial excellence. We expect our full-year 2020 Adjusted EBITDA to range from $1.35 billion to $1.37 billion (inclusive of nonrecurring gains).”

Mr. Nye concluded, “We are confident that favorable pricing trends will continue, supported by our locally-driven pricing strategy, and that the attractive underlying fundamentals and long-term secular growth trends across our three primary end use markets and key geographies will remain intact. However, we anticipate product demand to remain modest through the first half of 2021 due to COVID-19 and related governmental actions. Importantly, as we continue to navigate today’s challenging environment, Martin Marietta remains well-positioned geographically, financially and otherwise to drive long-term sustainable growth and shareholder value. With Martin Marietta’s collective commitment to our strategic priorities, disciplined pricing and operational excellence, we are confident in the fundamental strength and underlying drivers of our business to capitalize on the emerging growth trends that are expected to support steady and sustainable construction activity over the long term.”

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Third-Quarter Operating Results

	Quarter Ended September 30, 2020
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$766.9	$279.1	36.4%
Cement	115.6	46.5	40.2%
Ready mixed concrete	254.6	24.7	9.7%
Asphalt and paving	129.8	32.6	25.1%
Less: interproduct revenues	(81.4)	—	—
Products and services	1,185.5	382.9	32.3%
Freight	75.0	0.9	NM
Total Building Materials business	1,260.5	383.8	30.4%
Magnesia Specialties business:
Products and services	55.2	21.0	38.0%
Freight	5.7	(1.0)	NM
Total Magnesia Specialties business	60.9	20.0	32.9%
Corporate	—	0.7	NM
Total	$1,321.4	$404.5	30.6%

	Quarter Ended September 30, 2019
($ in millions)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$818.7	$287.1	35.1%
Cement	119.6	48.5	40.6%
Ready mixed concrete	271.8	29.0	10.6%
Asphalt and paving	131.1	31.1	23.7%
Less: interproduct revenues	(77.3)	—	—
Products and services	1,263.9	395.7	31.3%
Freight	91.5	0.2	NM
Total Building Materials business	1,355.4	395.9	29.2%
Magnesia Specialties business:
Products and services	59.3	24.0	40.4%
Freight	5.5	(1.0)	NM
Total Magnesia Specialties business	64.8	23.0	35.5%
Corporate	—	1.7	NM
Total	$1,420.2	$420.6	29.6%

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(All comparisons are versus the prior-year quarter unless noted otherwise)

Building Materials Business

Effective July 1, 2020, in connection with streamlining its operating divisions, the Company also changed its reportable segments for its Building Materials business to: the East Group, whose operations were previously reported in the Mid-America and Southeast; and the West Group, which reflects no significant changes.

The Building Materials business achieved third-quarter products and services revenues of $1.2 billion, a 6.2 percent decrease, and product gross profit of $382.9 million, a 3.2 percent decrease.

Consistent with management’s expectations, the Building Materials business experienced shipment volume headwinds from the broader COVID-19-induced economic slowdown and a challenging prior-year comparison. Pricing increased across all product lines.

Aggregates

Third-quarter aggregates shipments declined 8.7 percent compared with the relatively robust prior-year quarter. Aggregates shipments to the infrastructure and nonresidential end-use markets declined, while shipments to the residential market increased slightly.

Aggregates pricing improved 2.7 percent, or 4.0 percent on a mix-adjusted basis. Full-year 2020 pricing is expected to increase 3 percent to 4 percent.

By segment:

♦

East Group shipments decreased 8.8 percent, reflecting weather-delayed projects in the Mid-Atlantic and Southeast, anticipated lower infrastructure shipments in portions of North Carolina and reduced wind energy construction activity in the Midwest. Pricing increased 4.4 percent with solid improvements in both the East and Central divisions.

♦

West Group shipments decreased 8.4 percent, primarily due to wet weather in Texas and reduced energy-sector shipments. Pricing decreased 0.6 percent, as a lower percentage of higher-priced commercial rail-shipped volumes in Houston offset price increases in the Company’s other Texas markets and Colorado. On a mix-adjusted basis, West Group pricing increased 3.9 percent.

Despite lower shipments, third-quarter aggregates gross profit per ton shipped improved 6.5 percent and product gross margin expanded 130 basis points to 36.4 percent, an all-time record, driven by increased pricing and lower production costs, including diesel fuel.

Cement

While underlying Texas demand remains resilient, third-quarter cement shipments decreased 3.9 percent, driven primarily by the decline in energy-sector activity resulting from low oil prices. Pricing improved 0.9 percent with strength in North Texas, Houston and portions of Central Texas offset by lower sales of higher-priced oil-well specialty cement products into West Texas. On a mix-adjusted basis, cement pricing increased 3.4 percent. The cement business reported product gross margin of 40.2 percent, as improved kiln reliability from prior-period investments and lower fuel costs limited the decline to 40 basis points.

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Downstream businesses

Ready mixed concrete shipments decreased 4.0 percent, excluding the impact of acquired operations and third-quarter 2019 shipments from the Southwest Division’s concrete business in the Arkansas, Louisiana and Eastern Texas, generally known as ArkLaTex, areas that was divested in January 2020. Pricing improved 2.2 percent. Product gross margin declined 90 basis points to 9.7 percent, driven primarily by higher raw material costs.

Colorado asphalt shipments decreased 2.8 percent. Asphalt pricing increased 6.2 percent due to favorable product mix. Asphalt and paving gross profit of $32.6 million was an all-time record.

Magnesia Specialties Business

Magnesia Specialties third-quarter product revenues decreased 7.0 percent to $55.2 million, reflecting lower demand for chemicals and lime products. Lower revenues resulted in a 240-basis-point decline in product gross margin to 38.0 percent.

Consolidated

During the third-quarter of 2020, the Company incurred $1.3 million in COVID-19-related expenses for enhanced personal protective equipment as well as cleaning and sanitizing protocols across its operations, which were recorded in selling, general and administrative expenses.

For the three months ended September 30, 2020, other operating income, net, included $69.9 million of gains on surplus land sales and divested assets. These gains are nonrecurring in nature.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the nine months ended September 30 was $684.0 million in 2020 compared with $649.8 million for the same period in 2019.

Cash paid for property, plant and equipment additions for the nine months ended September 30, 2020 was $250.8 million. For the full year, capital expenditures are expected to range from $350 million to $400 million.

The Company extended the maturity of its $400 million trade receivable securitization facility by one year to September 22, 2021.

Through dividend payments and share repurchases, the Company has returned $154.8 million to shareholders in the first nine months of 2020 and nearly $1.8 billion since announcing a 20 million share repurchase authorization in February 2015. The Company temporarily paused share repurchases in March 2020 in light of the COVID-19 pandemic. The potential resumption of repurchase activity remains subject to management’s discretion.

The Company had $193.7 million of cash, cash equivalents and restricted cash on hand, along with nearly $1.1 billion of unused borrowing capacity on its existing credit facilities, as of September 30, 2020.

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Outlook

Martin Marietta anticipates continued industry-wide fluctuations in product demand over the next few quarters due to the COVID-19 pandemic and related governmental actions. The Company remains confident that its favorable pricing trends are sustainable and durable, aided in part by the continued success of its locally-driven pricing strategy.

Martin Marietta believes that the attractive underlying fundamentals and long-term secular growth trends in its key geographies, both of which underpinned the Company’s record 2019 and year-to-date 2020 performance, remain intact and will again be evident as the U.S. economy stabilizes and recovers.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its third-quarter 2020 earnings results on a conference call and an online web simulcast today (October 29, 2020). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 7884837. Additionally, the Company has posted Q3 2020 Supplemental Information on the Investor Relations section of its website.

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About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Third-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the recent dramatic increases in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas and West Virginia; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean

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and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Products and services revenues	$1,240.7	$1,323.2	$3,321.2	$3,397.6
Freight revenues	80.7	97.0	229.1	241.1
Total revenues	1,321.4	1,420.2	3,550.3	3,638.7

Cost of revenues - products and services	836.1	901.8	2,390.9	2,474.4
Cost of revenues - freight	80.8	97.8	232.0	243.9
Total cost of revenues	916.9	999.6	2,622.9	2,718.3
Gross profit	404.5	420.6	927.4	920.4

Selling general & administrative expenses	71.1	78.2	221.0	228.9
Acquisition-related expenses	0.4	—	1.2	0.2
Other operating income, net	(67.6)	(2.9)	(59.6)	(9.1)
Earnings from operations	400.6	345.3	764.8	700.4

Interest expense	28.7	32.4	89.7	98.7
Other nonoperating (income) and expenses, net	(4.0)	(1.9)	(5.9)	9.7
Earnings before income tax expense	375.9	314.8	681.0	592.0
Income tax expense	81.5	66.2	143.0	111.1
Consolidated net earnings	294.4	248.6	538.0	480.9
Less: Net earnings attributable to noncontrolling interests	—	—	—	—
Net Earnings Attributable to Martin Marietta Materials, Inc.	$294.4	$248.6	$538.0	$480.9

Net earnings per common share attributable to common shareholders:
Basic	$4.72	$3.97	$8.63	$7.67
Diluted	$4.71	$3.96	$8.61	$7.65

Dividends per common share	$0.57	$0.55	$1.67	$1.51

Average number of common shares outstanding:
Basic	62.3	62.5	62.3	62.6
Diluted	62.4	62.7	62.4	62.7

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenues:
Building Materials Business:
East Group (1)	$549.3	$582.0	$1,465.9	$1,500.8
West Group (1)	711.2	773.4	1,904.2	1,922.7
Total Building Materials Business	1,260.5	1,355.4	3,370.1	3,423.5
Magnesia Specialties	60.9	64.8	180.2	215.2
Total	$1,321.4	$1,420.2	$3,550.3	$3,638.7

Gross profit:
Building Materials Business:
East Group (1)	$206.3	$210.8	$459.4	$475.3
West Group (1)	177.5	185.1	401.6	367.1
Total Building Materials Business	383.8	395.9	861.0	842.4
Magnesia Specialties	20.0	23.0	62.1	76.6
Corporate	0.7	1.7	4.3	1.4
Total	$404.5	$420.6	$927.4	$920.4

Selling, general and administrative expenses:
Building Materials Business:
East Group (1)	$24.9	$21.3	$74.0	$63.2
West Group (1)	34.2	29.3	100.2	86.2
Total Building Materials Business	59.1	50.6	174.2	149.4
Magnesia Specialties	3.6	2.8	10.4	8.5
Corporate	8.4	24.8	36.4	71.0
Total	$71.1	$78.2	$221.0	$228.9

Earnings (Loss) from operations:
Building Materials Business:
East Group (1)	$181.4	$190.8	$386.1	$416.5
West Group (1), (2)	212.3	156.8	368.2	287.7
Total Building Materials Business	393.7	347.6	754.3	704.2
Magnesia Specialties	16.4	20.1	51.2	68.0
Corporate	(9.5)	(22.4)	(40.7)	(71.8)
Total	$400.6	$345.3	$764.8	$700.4

(1) 2019 amounts are restated from amounts presented in the 2019 third-quarter earnings release to reflect the transfer of the

    Company's one quarry in the state of Washington from the East Group to the West Group to conform with 2020 presentation.

(2) 2020 amounts included $69.9 million of nonrecurring gains on surplus land sales and divested assets.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenues:
Building Materials business products and services:
Aggregates	$766.9	$818.7	$2,092.1	$2,121.4
Cement	115.6	119.6	331.7	331.0
Ready mixed concrete	254.6	271.8	689.4	724.2
Asphalt and paving	129.8	131.1	254.9	225.7
Less: Interproduct sales	(81.4)	(77.3)	(210.9)	(203.6)
Subtotal	1,185.5	1,263.9	3,157.2	3,198.7
Freight	75.0	91.5	212.9	224.8
Total Building Materials Business	1,260.5	1,355.4	3,370.1	3,423.5
Magnesia Specialties business:
Products and services	55.2	59.3	164.0	198.9
Freight	5.7	5.5	16.2	16.3
Total Magnesia Specialties Business	60.9	64.8	180.2	215.2
Consolidated total revenues	$1,321.4	$1,420.2	$3,550.3	$3,638.7

Gross profit (loss):
Building Materials business products and services:
Aggregates	$279.1	$287.1	$640.4	$636.5
Cement	46.5	48.5	117.2	104.5
Ready mixed concrete	24.7	29.0	56.7	62.5
Asphalt and paving	32.6	31.1	46.4	38.5
Subtotal	382.9	395.7	860.7	842.0
Freight	0.9	0.2	0.3	0.4
Total Building Materials Business	383.8	395.9	861.0	842.4
Magnesia Specialties business:
Products and services	21.0	24.0	65.3	79.8
Freight	(1.0)	(1.0)	(3.2)	(3.2)
Total Magnesia Specialties Business	20.0	23.0	62.1	76.6
Corporate	0.7	1.7	4.3	1.4
Consolidated gross profit	$404.5	$420.6	$927.4	$920.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$116.6	$21.0
Restricted cash	77.1	—
Accounts receivable, net	686.3	573.7
Inventories, net	714.5	690.8
Other current assets	58.3	141.2
Property, plant and equipment, net	5,180.5	5,206.0
Intangible assets, net	2,918.8	2,883.6
Operating lease right-of-use assets, net	469.2	481.9
Other noncurrent assets	214.1	133.4
Total assets	$10,435.4	$10,131.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$—	$340.0
Other current liabilities	506.2	498.5
Long-term debt (excluding current maturities)	2,625.2	2,433.6
Other noncurrent liabilities	1,545.1	1,506.2
Total equity	5,758.9	5,353.3
Total liabilities and equity	$10,435.4	$10,131.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Nine Months Ended
	September 30,
	2020	2019
Cash Flows from Operating Activities:
Consolidated net earnings	$538.0	$480.9
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	292.2	277.0
Stock-based compensation expense	22.4	28.4
Gains on divestitures and sales of assets	(71.2)	(5.0)
Deferred income taxes, net	24.8	18.4
Other items, net	0.8	11.4
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(104.5)	(240.6)
Inventories, net	(22.6)	13.6
Accounts payable	(0.8)	65.9
Other assets and liabilities, net	4.9	(0.2)
Net Cash Provided by Operating Activities	684.0	649.8

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(250.8)	(283.0)
Acquisitions, net	(64.0)	—
Proceeds from divestitures and sales of assets	141.2	7.0
Investments in life insurance contracts, net	(12.7)	0.5
Other investing activities, net	(5.4)	(1.2)
Net Cash Used for Investing Activities	(191.7)	(276.7)

Cash Flows from Financing Activities:
Borrowings of long-term debt	628.1	245.0
Repayments of long-term debt	(777.0)	(445.0)
Payments on finance lease obligations	(2.3)	(2.7)
Debt issuance costs	(2.0)	—
Distributions to owners of noncontrolling interests	—	(0.6)
Dividends paid	(104.8)	(95.2)
Repurchases of common stock	(50.0)	(57.3)
Proceeds from exercise of stock options	1.4	12.3
Shares withheld for employees' income tax obligations	(13.0)	(25.4)
Net Cash Used for Financing Activities	(319.6)	(368.9)

Net Increase in Cash, Cash Equivalents and Restricted Cash	172.7	4.2
Cash, Cash Equivalents and Restricted Cash, beginning of period	21.0	44.9
Cash, Cash Equivalents and Restricted Cash, end of period	$193.7	$49.1

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
East Group (2)	(8.8)%	4.4%	(4.8)%	3.2%
West Group (2)	(8.4)%	(0.6)%	(2.7)%	2.6%
Total Aggregates Product Line (3)	(8.7)%	2.7%	(4.1)%	2.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in millions)	2020	2019	2020	2019
East Group (2)	33.7	37.0	89.4	93.9
West Group (2)	18.1	19.7	51.8	53.3
Total Aggregates Product Line (3)	51.8	56.7	141.2	147.2

(1)	Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2)

Reflects the reclassification of 2019 shipments, when compared with amounts presented in the 2019 third-quarter earnings release, of the Company's one quarry in the state of Washington from the East Group to the West Group to conform with 2020 presentation.

(3)	Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Shipments (in millions)
Aggregates tons - external customers	48.1	53.6	131.9	139.4
Internal aggregates tons used in other product lines	3.7	3.1	9.3	7.8
Total aggregates tons	51.8	56.7	141.2	147.2

Cement tons - external customers	0.7	0.8	2.0	2.0
Internal cement tons used in other product lines	0.3	0.3	0.9	0.9
Total cement tons	1.0	1.1	2.9	2.9

Ready mixed concrete - cubic yards	2.2	2.4	6.1	6.5

Asphalt tons - external customers	0.3	0.4	0.6	0.7
Internal asphalt tons used in road paving business	1.0	0.9	2.0	1.6
Total asphalt tons	1.3	1.3	2.6	2.3

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.75	$14.37	$14.73	$14.31
Cement (per ton)	$113.41	$112.36	$113.83	$112.53
Ready mixed concrete (per cubic yard)	$114.15	$111.72	$113.75	$110.89
Asphalt (per ton)	$49.56	$46.67	$47.99	$46.83

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense; and the earnings/loss from nonconsolidated equity affiliates (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. Adjusted EBITDA anticipated for full-year 2020 is calculated in a manner consistent with the historical presentation of this measure in the table below. Because of the forward-looking nature of this estimate, it is impractical to present a quantitative reconciliation of this measure to the GAAP measure, and accordingly no such reconciliation is presented. For further information on Adjusted EBITDA, refer to the Company's website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net earnings attributable to Martin Marietta	$294.4	$248.6	$538.0	$480.9
Add back:
Interest expense, net of interest income	28.6	32.3	89.3	98.4
Income tax expense for controlling interests	81.5	66.2	143.0	111.0
Depreciation, depletion and amortization expense, and earnings/loss from nonconsolidated equity affiliates	97.2	92.0	287.5	285.5
Adjusted EBITDA	$501.7	$439.1	$1,057.8	$975.8

The following table presents ready mixed concrete shipment data and volume variance excluding ready mixed concrete operations acquired in the third quarter of 2020 and excluding the Arkansas, Louisiana and Eastern Texas ready mix business (ArkLaTex business divested in January 2020) during the period of Martin Marietta's ownership to provide a more comparable analysis of ready mixed concrete volume variance:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Shipments	(Cubic Yards in Millions)
Reported ready mixed concrete shipments	2.2	2.4	6.1	6.5
Less: ready mixed concrete shipments of acquired operations	(0.1)	—	(0.1)	—
Less: ready mixed concrete shipments for the ArkLaTex business during the period of Martin Marietta ownership	—	(0.1)	—	(0.4)
Adjusted ready mixed concrete shipments	2.1	2.3	6.0	6.1

Reported ready mixed concrete volume variance	(8.3)%		(7.2)%

Adjusted ready mixed concrete volume variance	(4.0)%		(1.5)%

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) excludes the impacts of product, geographic and other mix from the current-period average selling price and is a non-GAAP measure. Mix-adjusted ASP is calculated by assuming current-period shipments reflect the same product, geographic and other mix as the comparable prior period. Management uses this metric to evaluate the effectiveness of the Company’s pricing increases and believes this information is useful to investors as it provides same-on-same pricing trends. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
West Group - Aggregates Product Line:
Reported average selling price	$13.95	$14.04	$13.82	$13.47
Adjustment for unfavorable impact of product, geographic and other mix	0.64		0.20
Mix-adjusted average selling price	$14.59		$14.02

Reported average selling price variance	(0.6)%		2.6%
Mix-adjusted ASP variance	3.9%		4.1%

Aggregates Product Line:
Reported average selling price	$14.75	$14.37	$14.73	$14.31
Adjustment for unfavorable impact of product, geographic and other mix	0.19		0.14
Mix-adjusted average selling price	$14.94		$14.87

Reported average selling price variance	2.7%		2.9%
Mix-adjusted ASP variance	4.0%		3.9%

Cement Product Line:
Reported average selling price	$113.41	$112.36	$113.83	$112.53
Adjustment for unfavorable impact of product, geographic and other mix	2.82		2.41
Mix-adjusted average selling price	$116.23		$116.24

Reported average selling price variance	0.9%		1.2%
Mix-adjusted ASP variance	3.4%		3.3%

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